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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Old Line Bancshares, Inc.

        We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-111587, 333-113097, 333-116845, 333-168291 and 333-191464) of Old Line Bancshares, Inc. of our reports, dated March 14, 2014, related to the consolidated balance sheet of Old Line Bancshares, Inc. and Subsidiaries as of December 31, 2013, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in Old Line Bancshares, Inc.'s 2013 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Rockville, Maryland
March 14, 2014

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM